Exhibit 99.1

Kemper Corporation 200 East Randolph Street Suite 3300 Chicago, IL 60601 kemper.com

Press Release

Kemper Prices $400 Million Senior Notes Offering

CHICAGO, September 22, 2020 – Kemper Corporation (NYSE: KMPR) announced today that it has priced a registered offering of $400 million of 2.400% Senior Notes due 2030. Kemper intends to use the net proceeds from this offering for general corporate purposes, which may include ordinary course working capital and investments in other business opportunities, including acquisitions, and to pay related fees and expenses.

Kemper anticipates that the offering will close on September 29, 2020, subject to the satisfaction of customary closing conditions.

BofA Securities, Inc., J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC are acting as joint book-running managers for the transaction.

The offering is being made pursuant to an effective shelf registration statement previously filed by Kemper with the Securities and Exchange Commission (the “SEC”) and only by means of a prospectus supplement and accompanying prospectus, copies of which may be obtained on the website of the SEC at www.sec.gov or by contacting BofA Securities, Inc., Attention: Prospectus Department NC1-004-03-43, 200 North College Street, 3rd floor Charlotte, NC 282555, Telephone: 1-800-294-1322, Email: dg.prospectus_requests@bofa.com; J.P. Morgan Securities LLC, Attention: Investment Grade Syndicate Desk, 383 Madison Avenue, New York, NY 10179, Telephone (collect): 1-212-834-4533; Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd floor, New York, NY 10014, Telephone: 1-800-584-6837; or Wells Fargo Securities, LLC, Attention: WFS Customer Service, 608 2nd Avenue, South Minneapolis, MN 55402, Telephone 1-800-645-3751, Email: wfscustomerservice@wellsfargo.com.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities, nor does it constitute an offer, solicitation or sale in any state or other jurisdiction in which such offer, solicitation or sale is unlawful.

About Kemper

The Kemper (NYSE: KMPR) family of companies is one of the nation’s leading specialized insurers. With nearly $13.5 billion in assets, Kemper is improving the world of insurance by providing affordable and easy-to-use personalized solutions to individuals, families and businesses through its Auto, Personal Insurance, Life and Health brands. Kemper serves over 6.4 million policies, is represented by more than 30,000 agents and brokers, and has 9,300 associates dedicated to meeting the ever-changing needs of its customers.

News Media: Barbara Ciesemier, 312.661.4521, bciesemier@kemper.com

Investors: Christine Patrick, 312.661.4803, cpatrick@kemper.com